Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Fourth Quarter and Fiscal 2022 Financial Results

~ Q4 Net Sales increased 9.7%; Q4 Comparable Store Sales increased 3.0% ~

~ Q4 Earnings per Share increased 19.7% to $0.85 ~

~ Q4 Adjusted Earnings per Share increased 21.7% to $0.84 ~

~ Initiates Fiscal 2023 Guidance ~

HARRISBURG, PA – March 22, 2023 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the fourth quarter and full-year fiscal 2022.

Fourth Quarter Summary:

•	Total net sales increased 9.7% to $549.8 million.

•	Comparable store sales increased 3.0% from the prior year decrease of 10.5%.

•	The Company opened 5 new stores, ending the quarter with 468 stores in 29 states, a year-over-year increase in store count of 8.6%.

•	Operating income increased 17.8% to $67.7 million. Adjusted operating income(1) increased 16.5% to $66.8 million and adjusted operating margin(1) increased 70 basis points to 12.1%.

•	Net income totaled $53.1 million, or $0.85 per diluted share, as compared with net income of $44.7 million, or $0.71 per diluted share, in the prior year.

•	Adjusted net income(1) was $52.4 million, or $0.84 per diluted share, as compared with prior year adjusted net income of $43.9 million, or $0.69 per diluted share.

•	Adjusted EBITDA(1) increased 16.8% to $77.2 million and adjusted EBITDA margin(1) increased 80 basis points to 14.0%.

“We are pleased with our fourth quarter performance, which reflects an improvement in our transaction trends and a 3.0% increase in comparable store sales. Our team executed well in a highly promotional environment and delivered a 110 basis point increase in gross margin compared to last year,” said John Swygert, President and Chief Executive Officer. “For 2023, we are focused on offering great deals, expanding operating margins, and growing our store base, all of which will position us to deliver consistent, long-term growth for our shareholders.  We believe we are well positioned to thrive in the current environment and our customers are responding to the tremendous values in our stores. Our deal pipeline is strong, and we are excited about the opportunities ahead of us.”

Fiscal Year Summary:

•	Total net sales increased 4.2% to $1.827 billion.

•	Comparable store sales decreased 3.0% from the prior year decrease of 11.1%.

•	The Company opened 40 new stores and closed 3 stores in fiscal 2022.

•	Operating income decreased 36.0% to $130.9 million. Adjusted operating income(1) decreased 36.3% to $130.0 million and adjusted operating margin(1) decreased 450 basis points to 7.1%.

•	Net income totaled $102.8 million, or $1.64 per diluted share, as compared with net income of $157.5 million, or $2.43 per diluted share, in the prior year.

•	Adjusted net income(1) was $101.8 million, or $1.62 per diluted share, as compared with prior year adjusted net income of $152.9 million, or $2.36 per diluted share.

•	Adjusted EBITDA(1) decreased 28.8% to $168.9 million and adjusted EBITDA margin(1) decreased 430 basis points to 9.2%.

(1)
As used throughout this release, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile our comparable GAAP measures to these non-GAAP measures.

Fourth Quarter Results

Net sales in the fourth quarter of fiscal 2022 totaled $549.8 million, a 9.7% increase compared with net sales of $501.1 million in the fourth quarter of fiscal 2021.  The increase in net sales was the result of new store unit growth in addition to a comparable store sales increase of 3.0%.

Gross profit increased 12.8% to $206.5 million in the fourth quarter of fiscal 2022 from $183.0 million in the fourth quarter of fiscal 2021. Gross margin increased 110 basis points to 37.6% in the fourth quarter of fiscal 2022 from 36.5% in the fourth quarter of fiscal 2021. The increase in gross margin in the fourth quarter of fiscal 2022 is primarily due to lower supply chain costs.

Selling, general, and administrative expenses increased 10.0% to $131.0 million in the fourth quarter of fiscal 2022 from $119.1 million in the fourth quarter of fiscal 2021. Excluding the gains from the insurance settlements of $0.9 million and $0.1 million in the fourth quarters of fiscal 2022 and fiscal 2021, respectively, adjusted SG&A increased 10.7% to $131.9 million in the fourth quarter of fiscal 2022 from $119.2 million in the fourth quarter of fiscal 2021. This increase was primarily driven by higher selling expenses associated with our new store unit growth, as well as investments in wages and higher utility costs.  As a percentage of net sales, selling, general, and administrative expenses, exclusive of the insurance settlement gains, increased 20 basis points to 24.0% in the fourth quarter of fiscal 2022 from 23.8% in the fourth quarter of fiscal 2021.

Operating income totaled $67.7 million in the fourth quarter of fiscal 2022, a 17.8% increase from operating income of $57.5 million in the fourth quarter of fiscal 2021.  Excluding the gains from the insurance settlements, adjusted operating income(1) increased 16.5% to $66.8 million in the fourth quarter of fiscal 2022 from $57.3 million in the fourth quarter of fiscal 2021.  Adjusted operating margin(1)  increased 70 basis points to 12.1% in the fourth quarter of fiscal 2022 from 11.4% in the fourth quarter of fiscal 2021 primarily due to the increase in gross margin driven by lower supply chain costs and new store unit growth.

Net income increased 18.7% to $53.1 million, or $0.85 per diluted share, in the fourth quarter of fiscal 2022 compared with net income of $44.7 million, or $0.71 per diluted share, in the fourth quarter of fiscal 2021.  Diluted earnings per share in the fourth quarters of fiscal 2022 and fiscal 2021 included a benefit of $0.00 and $0.01, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, increased 19.5% to $52.4 million, or $0.84 per diluted share, in the fourth quarter of fiscal 2022 from $43.9 million, or $0.69 per diluted share, in the fourth quarter of fiscal 2021.

Adjusted EBITDA(1) totaled $77.2 million in the fourth quarter of fiscal 2022, increasing 16.8%  from $66.1 million in the fourth quarter of fiscal 2021.  Adjusted EBITDA margin(1) increased 80 basis points to 14.0% in the fourth quarter of fiscal 2022 from 13.2% in the fourth quarter of fiscal 2021. Adjusted EBITDA excludes non-cash stock-based compensation expense and the gains from the insurance settlements.

Fiscal 2022 Results

Net sales totaled $1.827 billion in fiscal 2022, an increase of 4.2%, compared with net sales of $1.753 billion in fiscal 2021. The increase in net sales was the result of new store unit growth, partially offset by the decline in comparable store sales of 3.0% compared to prior year.

Gross profit decreased 3.7% to $656.1 million in fiscal 2022 from $681.2 million in fiscal 2021.  Gross margin decreased 300 basis points to 35.9% in fiscal 2022 from 38.9% in fiscal 2021. The decrease in gross margin in fiscal 2022 is due to increased supply chain costs, primarily the result of higher import and trucking costs and, to a lesser extent, higher wage rates in the Company’s distribution centers.

Selling, general, and administrative expenses increased 9.6% to $490.6 million in fiscal 2022 from $447.6 million in fiscal 2021. Excluding the gains from the insurance settlements of $0.9 million and $0.4 million in fiscal 2022 and fiscal 2021, respectively, adjusted SG&A increased 9.7% to $491.5 million in fiscal 2022 from $448.0 million in fiscal 2021. This increase was primarily driven by higher selling expenses associated with our new store unit growth, as well as investments in wages and higher utility costs, partially offset by tight expense controls throughout the organization.  As a percentage of net sales, selling, general, and administrative expenses, exclusive of the insurance settlement gains, increased 130 basis points to 26.9% in fiscal 2022 from 25.6% in fiscal 2021.

Operating income totaled $130.9 million in fiscal 2022, a 36.0% decrease from operating income of $204.6 million in fiscal 2021.  Adjusted operating income(1), which excludes gains from insurance settlements of $0.9 million and $0.4 million in fiscal 2022 and fiscal 2021, respectively, decreased 36.3% to $130.0 million in fiscal 2022 compared with $204.2 million in fiscal 2021. Adjusted operating margin(1) decreased 450 basis points to 7.1% in fiscal 2022 from 11.6% in fiscal 2021 primarily as a result of the decrease in gross margin and the de-leverage of fixed expenses resulting from the decrease in comparable store sales.

Net income decreased 34.7% to $102.8 million, or $1.64 per diluted share, in fiscal 2022 from $157.5 million, or $2.43 per diluted share, in fiscal 2021.  Diluted earnings per share in fiscal 2022 and fiscal 2021 included a benefit of $0.00 and $0.06, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, decreased 33.4% to $101.8 million, or $1.62 per diluted share, in fiscal 2022 from $152.9 million, or $2.36 per diluted share, in fiscal 2021.

Adjusted EBITDA (1) totaled $168.9 million in fiscal 2022, a 28.8% decrease from $237.3 million in fiscal 2021.  Adjusted EBITDA margin(1) decreased 430 basis points to 9.2% in fiscal 2022 from 13.5% in fiscal 2021.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents and short-term investments were $270.8 million as of the end of fiscal 2022 compared with cash and cash equivalents of $247.0 million as of the end of fiscal 2021.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $87.0 million of availability under the facility as of the end of fiscal 2022. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.3 million.

During the fourth quarter of fiscal 2022, the Company invested $11.9 million of cash to repurchase 245,328 shares of its common stock, resulting in $41.8 million invested in fiscal 2022.

Inventories as of the end of fiscal 2022 increased 0.7% to $470.5 million compared with $467.3 million as of the end of fiscal 2021, driven by new store unit growth partially offset by the impact of lower freight costs and a normalization of lead times on our in-transit inventory.

Capital expenditures in fiscal 2022, primarily for new and existing stores and the expansion of the Company’s distribution center in York, PA, totaled $51.7 million compared with $35.0 million in fiscal 2021.

Fiscal 2023 Outlook

The Company estimates the following for the 53-week fiscal year ending February 3, 2024:

For full-year fiscal 2023:

•	Total net sales of $2.036 billion to $2.058 billion;

•	Comparable store sales increase ranging from 1.0% to 2.0%;

•	The opening of 45 new stores, less 1 closure;

•	Full year gross margin in the range of 39.1% to 39.3%;

•	Operating income of $205 million to $213 million;

•	Adjusted net income(2) of $156 million to $163 million and adjusted earnings per share(2) of $2.49 to $2.58, both of which exclude excess tax benefits related to stock-based compensation;

•	An annual effective tax rate of 25%, which excludes excess tax benefits related to stock-based compensation;

•	Diluted weighted average shares outstanding of approximately 63 million; and

•
Capital expenditures of $125 million, primarily for the construction of our fourth distribution center and the expansion of the Company’s York, PA distribution center, as well as new stores, store-level initiatives, and IT projects.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss fourth quarter and full-year fiscal 2022 financial results is scheduled for today, March 22, 2023, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.
A replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are America’s largest retailer of Closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 475 stores in 29 states and growing! For more information, visit www.ollies.us

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2023 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, capital market conditions, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, supply chain challenges, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory, anticipate consumer demand or achieve favorable product margins; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; fluctuations in comparable store sales and results of operations, including on a quarterly basis; factors such as inflation, cost increases and energy prices; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; changes in market levels of wages; risks associated with cybersecurity events and the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; outbreak of viruses, global health epidemics, pandemics, or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Lyn Walther
ICR
646-200-8887
Lyn.Walther@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022

Net sales	$549,789	$501,135	$1,827,009	$1,752,995
Cost of sales	343,306	318,094	1,170,915	1,071,749
Gross profit	206,483	183,041	656,094	681,246
Selling, general and administrative expenses	131,020	119,078	490,569	447,615
Depreciation and amortization expenses	6,209	5,255	22,907	19,364
Pre-opening expenses	1,558	1,256	11,700	9,675
Operating income	67,696	57,452	130,918	204,592
Interest (income) expense, net	(2,085)	98	(2,965)	209
Income before income taxes	69,781	57,354	133,883	204,383
Income tax expense	16,693	12,627	31,093	46,928
Net income	$53,088	$44,727	$102,790	$157,455
Earnings per common share:
Basic	$0.85	$0.71	$1.64	$2.44
Diluted	$0.85	$0.71	$1.64	$2.43
Weighted average common shares outstanding:
Basic	62,178	63,059	62,495	64,447
Diluted	62,394	63,270	62,704	64,878

Percentage of net sales(1)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.4	63.5	64.1	61.1
Gross profit	37.6	36.5	35.9	38.9
Selling, general and administrative expenses	23.8	23.8	26.9	25.5
Depreciation and amortization expenses	1.1	1.0	1.3	1.1
Pre-opening expenses	0.3	0.3	0.6	0.6
Operating income	12.3	11.5	7.2	11.7
Interest (income) expense, net	(0.4)	-	(0.2)	-
Income before income taxes	12.7	11.4	7.3	11.7
Income tax expense	3.0	2.5	1.7	2.7
Net income	9.7%	8.9%	5.6%	9.0%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	January 28, 2023	January 29, 2022
Current assets:
Cash and cash equivalents	$210,596	$246,977
Short-term investments	60,165	-
Inventories	470,534	467,306
Accounts receivable	2,374	1,372
Prepaid expenses and other assets	10,627	11,173
Total current assets	754,296	726,828
Property and equipment, net	175,947	147,164
Operating lease right-of-use assets	436,326	420,568
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,118	2,203
Total assets	$2,044,096	$1,972,172
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$430	$332
Accounts payable	90,204	106,599
Income taxes payable	3,056	2,556
Current portion of operating lease liabilities	88,636	75,535
Accrued expenses and other	76,959	78,246
Total current liabilities	259,285	263,268
Revolving credit facility	-	-
Long-term debt	858	719
Deferred income taxes	70,632	66,179
Long-term operating lease liabilities	351,251	354,293
Other long-term liabilities	1	3
Total liabilities	682,027	684,462
Stockholders’ equity:
Common stock	67	67
Additional paid-in capital	677,694	664,293
Retained earnings	986,512	883,722
Treasury - common stock	(302,204)	(260,372)
Total stockholders’ equity	1,362,069	1,287,710
Total liabilities and stockholders’ equity	$2,044,096	$1,972,172

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net cash provided by operating activities	$113,367	$42,342	$114,346	$45,033
Net cash used in investing activities	(72,828)	(5,317)	(111,454)	(31,830)
Net cash used in financing activities	(12,047)	(19,774)	(39,273)	(213,352)
Net increase (decrease) in cash and cash equivalents	28,492	17,251	(36,381)	(200,149)
Cash and cash equivalents at the beginning of the period	182,104	229,726	246,977	447,126
Cash and cash equivalents at the end of the period	$210,596	$246,977	$210,596	$246,977

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes gains associated with insurance settlements.  Adjusted net income and adjusted net income per diluted share exclude the after-tax gain from the insurance settlements and excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gains from insurance settlements.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Operating income	$67,696	$57,452	$130,918	$204,592
Gain from insurance settlements	(897)	(104)	(897)	(416)
Adjusted operating income	$66,799	$57,348	$130,021	$204,176

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

(Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income	$53,088	$44,727	$102,790	$157,455
Gain from insurance settlements	(897)	(104)	(897)	(416)
Adjustment to provision for income taxes (1)	208	26	208	106
Excess tax benefits related to stock-based compensation (2)	25	(795)	(257)	(4,209)
Adjusted net income	$52,424	$43,854	$101,844	$152,936

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gains from insurance settlements) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income per diluted share	$0.85	$0.71	$1.64	$2.43
Adjustments as noted above, per dilutive share:
Gain from insurance settlements, net of taxes	(0.01)	-	(0.01)	-
Adjustment to provision for income taxes (1)	-	-	-	-
Excess tax benefits related to stock-based compensation	-	(0.01)	-	(0.06)
Adjusted net income per diluted share (1)	$0.84	$0.69	$1.62	$2.36

Diluted weighted-average common shares outstanding	62,394	63,270	62,704	64,878

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income	$53,088	$44,727	$102,790	$157,455
Interest (income) expense, net	(2,085)	98	(2,965)	209
Depreciation and amortization expenses	7,780	6,704	28,903	25,114
Income tax expense	16,693	12,627	31,093	46,928
EBITDA	75,476	64,156	159,821	229,706
Gain from insurance settlements	(897)	(104)	(897)	(416)
Non-cash stock-based compensation expense	2,638	2,083	9,951	8,042
Adjusted EBITDA	$77,217	$66,135	$168,875	$237,332

Key Statistics

	Thirteen weeks ended		Fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022

Number of stores open at beginning of period	463	426	431	388
Number of new stores	5	5	40	46
Number of closed stores	-	-	(3)	(3)
Number of stores open at end of period	468	431	468	431

Average net sales per store (in thousands) (1)	$1,179	$1,165	$4,043	$4,254
Comparable stores sales change	3.0%	(10.5)%	(3.0)%	(11.1)%
Comparable store count – end of period	417	376	417	376

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.